Exhibit 99.1

Cytec Industries Inc. Five Garret Mountain Plaza Woodland Park, New Jersey 07424 www.cytec.com

Contact: Jodi A. Allen (973) 357-3283 Release Date: Immediate

Cytec Announces Amendment to Credit Agreement Stock Contribution to Pension Master Trust

Woodland Park, New Jersey, May 15, 2009 – Cytec Industries Inc. (NYSE:CYT) announced today that it has successfully amended its existing revolving credit agreement with its lenders and Citibank, N.A., as administrative agent. The maximum amount available under the facility remains at $400 million, of which approximately $107 is currently borrowed, and maturity of the facility remains June 2012. The Amendment increases the maximum permitted Total Consolidated Debt to Consolidated EBITDA ratios through March 31, 2010 and also excludes up to $100 million of cash restructuring charges from EBITDA as it pertains to this covenant. Additionally, new debt incurred to prepay or refinance all or a portion of the $250 million outstanding 5.5% senior notes due October 1, 2010 will be excluded from Total Consolidated Debt. “While the borrowing costs under the new facility will increase in line with current market conditions,” said Vice President and Chief Financial Officer, David Drillock, “we are pleased that we can now consider alternatives for early refinancing of our 2010 senior notes without worrying about the effects of these actions on our bank covenants.”

In addition, on May 13, the Company contributed a combined amount of approximately 1.2 million shares of Cytec stock to the four plans in its U.S. pension master trust. This contribution will increase the funded status of these plans while significantly reducing the cash contributions from the company.

Mr. Drillock added, “The completion of these previously announced actions, combined with our investment grade ratings, provide Cytec with increased financial flexibility to navigate this uncertain economic environment while simultaneously executing on our extensive cost reduction initiatives.”

Additional details can be found on the Form 8-K that the Company is filing today with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.